Exhibit 23.3

Audit • Tax • Advisory

Grant Thornton LLP
100 Sun Avenue NE, Suite 602
Albuquerque, NM 87109-4659

T 505.855.7900
F 505.855.7971
www.GrantThornton.com
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 8, 2010, with respect to the financial statements of Service1st Bank of Nevada contained in the Registration Statement on Form S-4 and Proxy Statement/Prospectus of Western Liberty Bancorp. We consent to the use of the aforementioned report in the Western Liberty Bancorp Registration Statement on Form S-4 and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Albuquerque, New Mexico
February 8, 2010
Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd